FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-08

Sent: Monday, May 18, 2015 3:23 PM
Subject: GSMS 2015-GC30 XA -- Launch (external)

GSMS 2015-GC30 XA -- Launch (external)

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Cantor Fitzgerald & Co., Deutsche Bank Securities and Drexel Hamilton, LLC

Class	Moody's/KBRA/MSTR	Size($mm)	WAL(yr)	C/E	Launch
X-A	Aa1(sf)/AAA(sf)/AAA	969.430	N/A	N/A	T + 170bps

Collateral Summary
Initial Pool Balance:	$1.238bn
Number of Mortgage Loans:	89
Number of Mortgaged Properties:	178
Average Cut-off Date Mortgage Loan Balance:	13.913mm
Weighted Average Mortgage Interest Rate:	4.0755%
Weighted Average Remaining Term to Maturity/ARD (months):	113
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	63.6%
Weighted Average Maturity Date/ARD LTV Ratio:	54.4%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.19x
Weighted Average Debt Yield on Underwritten NOI:	12.1%
% of Mortgage Loans with Subordinate Debt:	6.8%
% of Mortgage Loans with Preferred Equity:	0.9%
% of Mortgaged Properties with Single Tenants:	3.9%

Property Type:  20.7% Multifamily, 20.5% Hospitality, 20.4% Retail, 16.6% Office, 16.1% Mixed Use, 3.6% Self Storage, 1.1% Manufactured Housing

Top 5 States: 22.1% TX, 13.1% CA, 10.1% WA, 8.5% OH, 5.7% NY

Anticipated Timing
Anticipated Pricing:  ~4:30pm ET
Anticipated Closing:  Fri, May 29th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.